Exhibit 5.1

January 19, 2006

The Macerich Company

401 Wilshire Boulevard, No. 700

Santa Monica, California 90401

Re:	Registration Statement on Form S-3
Registration No. 333-130993

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the proposed public offering of up to 10,952,381 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”) (including up to 1,428,571 Shares which the Underwriters (as defined herein) have the option to purchase solely to cover over-allotments), pursuant to an Underwriting Agreement, dated as of January 13, 2006 (the “Underwriting Agreement”), by and among the Company and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”), and the prospectus supplement, dated January 13, 2006 (the “Prospectus Supplement”).  The Shares are covered by the Company’s registration statement on Form S-3 (No. 333-130993), and all amendments thereto (the “Registration Statement”), including the prospectus, dated January 12, 2006, which forms a part of the Registration Statement (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Registration Statement and the related form of Prospectus in the form in which it was transmitted to the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

2.                                       The Company’s current report on Form 8-K in connection with the Underwriting Agreement (the “Form 8-K”), filed with the Commission under the 1933 Act;

3.                                       The charter of the Company (the “Charter”), certified as of a recent date the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.                                       The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.                                       Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company (the “Board of Directors”), relating to (i) the offering, sale, registration and issuance of the Shares, (ii) the execution, delivery and performance by the Company of the Underwriting Agreement and (iii) the appointment of a Securities Committee of the Board of Directors (the “Securities Committee”) and the delegation to such committee of the power to determine the number of Shares and to approve the terms of the Underwriting Agreement, subject to the parameters established by the Board Resolutions, certified as of the date hereof by an officer of the Company;

6.                                       Resolutions adopted by the Securities Committee (the “Securities Committee Resolutions” and, together with the Board Resolutions, the “Resolutions”) determining the number of Shares and approving the terms of the Underwriting Agreement, certified as of the date hereof by an officer of the Company;

7.                                       The Underwriting Agreement;

8.                                       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

9.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

10.                                 Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid, binding and enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.                                       The Shares will not be issued, sold or transferred in violation of any restriction or limitation contained in Article EIGHTH of the Charter.

Based upon the foregoing and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a corporation, duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The issuance of the Shares has been duly authorized and, when issued and delivered by the Company pursuant to the Resolutions and the Underwriting Agreement against payment of the purchase price specified therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfer.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

VENABLE LLP